Exhibit 99.1

Calyxt Reports Financial Results for Third Quarter and First Nine Months of 2017

Harvested sufficient soybean seeds for commercial launch in 2018

Customer discussions initiated and positive

Breeding program advancing and increasing the number of varieties

Advanced herbicide tolerant wheat and improved oil composition canola

Calyxt’s powdery mildew-resistant wheat validated fungal resistance

Completed IPO with $64M in gross proceeds

Sale-lease back agreement adds adtl. $7M to balance sheet

MINNEAPOLIS & ST. PAUL, Minn.--(BUSINESS WIRE)--November 13, 2017--Calyxt, Inc., (NASDAQ:CLXT) a consumer-centric, food- and agriculture-focused company, today announced its results for the three-month period ended September 30, 2017 and for the nine-month period ended September 30, 2017.

Investor Call Details

Calyxt will host an investor call on November 14, 2017 at 8:00am Eastern Time to discuss its financial results and provide a general business update.

Dial-In Numbers:

Live PARTICIPANT Dial-In (Toll-Free US & Canada): 877-407-9747
Live PARTICIPANT Dial-In (International): +1 412-902-0044

Replay Information:

Conference ID #: 13673206
Replay Dial-In (Toll Free US & Canada): 877-660-6853
Replay Dial-In (International): 201-612-7415
Expiration Date: 11/28/17

Webcast URL (Archived for 6 months):

http://calyxt.equisolvewebcast.com/q3-2017

“So much progress has been made in 2017 to date,” mentioned Federico Tripodi, CEO Calyxt. “On the high oleic soybean program, we have received positive feedback from potential customers and successfully harvested enough soybean seeds for our commercial launch in 2018. On the development side, we have advanced improved oil composition canola and herbicide tolerant wheat into Phase 1 development. This marks a total of over 19 products in the pipeline since the company’s inception seven years ago. Our powdery mildew-resistant wheat - a farmer trait designed to reduce the amount of fungicides sprayed in the wheat crop - has been harvested in the field, producing in excess of 300 Lbs. It is hard to believe we became a publicly traded company only four months ago.”

Corporate highlights

On Track for the Commercialization of High Oleic Soybeans and Positive Feedback from Potential Customers

Calyxt has produced sufficient quantities of 80% high oleic oil to be used for pre-commercial product development activities. Early discussions have started with potential customers expressing interest in value-added solutions.

The Company completed harvest and produced more high-quality seeds than needed to meet its 2018 launch plans.

Calyxt continues to make accelerated progress on second generation products. Years ago, we started a small breeding program for high oleic soybean varieties. Calyxt’s class of 2021 high oleic soybean varieties are being advanced to winter nurseries. Additionally, Calyxt has accessed 60 non-GMO crop varieties currently under screening for accelerated conversion to high oleic, using our gene-editing technologies.

Improved Oil Composition Canola and Herbicide-Tolerant Wheat Product Candidates advance to Phase 1

The Company’s herbicide-tolerant wheat, its third wheat product candidate, and improved oil composition canola, its first canola product candidate, have advanced to Phase 1. The development of this first canola product expands the Company’s improved oils franchise, in direct line with its mission to create healthier specialty ingredients and become a preferred partner of the food industry. This latest milestone is reflective of Calyxt’s rapidly advancing product pipeline, powered by the Company’s proprietary gene-editing technology TALEN®, as well as its deep expertise and innovation in the gene-editing space.

Calyxt’s Powdery Mildew-Resistant Wheat Validated Fungal Resistance

The Company has completed the inaugural harvest of its powdery mildew-resistant wheat variety, its first wheat crop, producing in excess of 300 Lbs. The powdery mildew-resistant wheat is an advantageous farmer trait designed to reduce the amount of fungicides sprayed in the wheat crop. This latest milestone is an important step in the Phase 2 process of the wheat variety, as Calyxt has confirmed powdery mildew-resistance under controlled fungal infestation conditions for two wheat varieties already created: one spring and one winter. Calyxt will now confirm field-level tolerance and test against additional powdery mildew biotypes.

Regulatory Environment for Gene-edited Crops

The USDA has recently designated Calyxt’s alfalfa product, developed in collaboration with S&W Seed Company (NASDAQ:SANW), as a non-regulated article under “Am I Regulated?” Process by Biotechnology Regulatory Services of the Animal and Plant Health Inspection Service (APHIS), an agency of the USDA. This underlines the trend by the USDA to declare gene-edited crops non-regulated. With this designation by the USDA, the improved quality alfalfa is the sixth Calyxt product candidate, developed using Calyxt’s proprietary gene-editing technology TALEN®, to be confirmed as a non-regulated article by the USDA, alongside our high oleic soybean, high oleic / low linolenic soybean, powdery mildew-resistant wheat, cold storable potatoes and reduced browning potatoes. We continue to see a positive trend towards regulatory bodies in the U.S. and globally. We also received approval in Chile and Argentina for our first soybean submissions.

Calyxt Executes Sale-Leaseback Agreement, Adding $7m to its Balance Sheet and Breaks Ground on New Concept-to-Fork Facility in Roseville, Minn.

Calyxt consummated a sale-leaseback transaction concerning its new headquarters in Roseville, Minn, for a term of 20 years, with options to extend the term. Pursuant to the previously disclosed purchase agreement, the Company has received approximately $7 million in connection with the sale of the Property.

The 11-acre site will house Calyxt’s nearly 40,000-square-foot Company headquarters, state-of-the-art research labs and test kitchen. The new construction will be adjacent to the recently completed 11,000+square-foot greenhouses and the existing outdoor demonstration plots.

Calyxt Closes Initial Public Offering with Full Exercise of Over-Allotment Option

In July 2017, Calyxt closed its initial public offering of 8,050,000 shares of its common stock at $8.00 per share, including the exercise in full of the underwriters’ option to purchase 1,050,000 additional shares. Calyxt received $64.4 million in gross proceeds from the offering.

Financial Highlights

Cash and cash equivalents were $62.5M on September 30, 2017. The IPO that netted $58M after underwriter discounts and fees of approximately $6.4M. Cellectis remains our majority shareholder with 79.8% of the shares. We entered into a sale-leaseback whereby we sold the land and warehouse to a developer who in turn is building the custom facility for us. This arrangement netted us approximately $7M in cash.

In the third quarter, we had an operating cash spend of 1.9M. The R&D spend for the third quarter, increased $5.2M year-over-year as we added people to our R&D team and advanced key products in the portfolio, as described above. With the completion of the IPO, we also recorded a non-cash expense of $4.8M for stock option expenses related to grants in 2014 to 2017.

Sales, General & Administration spend for the third quarter increased $5.2M year-over-year as we built out our management team and incurred a significant non-cash expense year-to-date of $4.5M related to stock options granted since 2014. In total for the third quarter, $9.3M was recorded as a non-cash stock option expense.

We expect cash burn to increase as we hire scientists and built our commercial capabilities. In addition, we are actively looking at in-licensing IP, engaging in regulatory activities, supplementing our knowledge of the food industry and improving our understanding of customer needs. We expect our current cash position to be sufficient to fund operations through mid-2019.

Calyxt, Inc. Condensed Balance Sheets (Amounts in Thousands, Except Share Data and Per Share Data)

	September 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,545	$5,026
Trade accounts receivable	--	110
Due from related parties	128	47
Prepaid expenses and other current assets	389	282
Total current assets	63,062	5,465
Property and equipment, net	12,194	10,994
Other long-term assets	317	164
Total assets	$75,573	$16,623
Liabilities and stockholder’s equity
Current liabilities:
Due to related parties	$3,319	$1,712
Accounts payable	562	357
Accrued salaries, wages, and other compensation	492	332
Accrued liabilities	636	363
Current deferred revenue	78	101
Total current liabilities	5,087	2,865
Non-current deferred revenue	440	639
Finance and capital lease obligation	7,934	--
Total liabilities	13,461	3,504
Stockholder’s equity:
Common stock, $0.0001 par value; 275,000,000 shares authorized, 27,693,130 shares issued and outstanding as of September 30, 2017	3	2
Preferred stock, $0.0001 par value; 50,000,000 shares authorized, no shares issued or outstanding	--	--
Additional paid-in capital	109,808	41,685
Accumulated deficit	(47,699)	(28,568)
Total stockholder’s equity	62,112	13,119
Total liabilities and stockholder’s equity	$75,573	$16,623

Calyxt, Inc. Condensed Statements of Operations (Amounts in Thousands except Shares Outstanding and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(unaudited)
Revenue	$44	$105	$322	$327
Operating expenses:
Cost of revenue	--	--	--	200
Research and development	6,438	1,236	9,157	3,912
Selling, general, and administrative	6,553	1,354	10,141	3,753
Total operating expenses	12,991	2,590	19,298	7,865
Loss from operations	(12,947)	(2,485)	(18,976)	(7,538)
Interest income (expense)	48	(2)	4	(4)
Foreign currency transaction gain (loss)	(5)	(20)	(159)	9
Loss before income taxes	(12,904)	(2,507)	(19,131)	(7,533)
Income tax expense	--	--	--	--
Net loss	$(12,904)	$(2,507)	$(19,131)	$(7,533)
Basic and diluted loss per share	$(0.51)	$(0.13)	$(0.89)	$(0.38)
Weighted average shares outstanding—basic and diluted	25,531,572	19,600,000	21,615,703	19,600,000

Calyxt, Inc. Condensed Statements of Cash Flows (Amounts in Thousands)

	Nine Months Ended September 30,
	2017	2016
	(unaudited)
Operating activities
Net loss	$(19,131)	$(7,533)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	414	150
Stock-based compensation	9,980	807
Unrealized transaction gain (loss) on Parent activity	(8)	--
Changes in operating assets and liabilities:
Trade accounts receivable	110	215
Due to/from related parties	1,534	86
Prepaid expenses and other assets	(260)	(399)
Accounts payable	205	364
Accrued salaries, wages, and other compensation	160	(14)
Accrued liabilities	1,250	136
Deferred revenue	(222)	(141)
Net cash used in operating activities	(5,968)	(6,329)
Investing activities
Purchases of property and equipment	(1,614)	(10,295)
Net cash used in investing activities	(1,614)	(10,295)
Financing activities
Proceeds from common stock issuance	61,292	--
Costs incurred related to the issuance of stock	(3,330)	--
Proceeds from the exercise of stock options	182	--
Advances from Parent	3,000	--
Repayment of Advances from Parent	(3,000)	--
Finance and Capital Lease Obligation	6,957	--
Net cash provided by financing activities	65,101	--
Net decrease in cash and cash equivalents	57,519	(16,624)
Cash and cash equivalents—beginning of period	5,026	24,687
Cash and cash equivalents—end of period	$62,545	$8,063
Supplemental cash flow information
Interest paid	$44	$4
Supplemental non-cash financing transactions:
Offering costs in accounts payable and accrued liabilities	$2,081	$--

About Calyxt

Calyxt, Inc. is a consumer-centric, food- and agriculture-focused company. By combining its leading gene-editing technology and technical expertise with its innovative commercial strategy, Calyxt is pioneering a paradigm shift to deliver healthier food ingredients, such as healthier oils and high fiber wheat, for consumers and agriculturally advantageous crop traits, such as herbicide tolerance, for farmers. Calyxt is located in Minneapolis-St. Paul, MN, and is listed on the Nasdaq market (ticker: CLXT).

For further information please visit our website: www.calyxt.com
Calyxt™ and the corporate logo are trademarks owned by Calyxt, Inc.
TALEN® is a registered trademark owned by the Cellectis Group.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our registration statement on Form S-1, along with our other filings with the U.S. Securities and Exchange Commission. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

CONTACT:
For Calyxt
Media
Jennifer Moore, 917-580-1088
VP Communications
media@calyxt.com
or
KCSA Strategic Communications
Caitlin Kasunich / Nick Opich
212-896-1241 / 212-896-1206
ckasunich@kcsa.com / nopich@kcsa.com
or
Investor Relations
Simon Harnest, 646-385-9008
VP Corporate Strategy and Finance
simon.harnest@cellectis.com